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Exhibit 23.1


                         Consent of Independent Auditors

         We consent to the use of our report dated April 6, 2004 with respect to the consolidated balance sheets of Genesis Bioventures Inc. (a Development Stage Company), as of December 31, 2003 and 2002, and the related consolidated statements of operations, Stockholders' equity and cash flows for the years then ended and the period from September 19, 1994 (inception) to December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

         Our report dated April 6, 2004 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative cash flows from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                            /s/ KMPG
                                                Chartered Accountants

Vancouver, Canada
May 19, 2004